<u>CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.</u>

ART PURCHASE AGREEMENT
Contract Number PA00268

Artist:	Yoshitomo Nara
Title:	Wounded
Medium:	Acrylic and Collage on canvas
Size:	47 1/5 × 43 3/10 in. (120 x 110 cm)
Date:	2014

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 16th day of May, 2023 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is the sole legal and beneficial owner of the work of art described above (the "***Work***"), and has the authority to sell the Work. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the exclusive authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. <u>SALE</u>. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. <u>PURCHASE PRICE AND MANNER OF PAYMENT</u>. The purchase price for the Work is Six Million, Ten Thousand U.S. Dollars (USD $6,010,000) (the "***Purchase Price***"). For the purposes of this Purchase Agreement, the "**Closing Date**" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller and the "**Closing**" shall mean the time such payment is remitted by Buyer and title to the Work is vested in Buyer. The Purchase Price shall be paid as follows: (i) a non-refundable deposit in the amount of One Million and Five Hundred Thousand U.S. Dollars (USD $1,500,000) (the "***First Installment***") shall be paid on the later of: (A) five (5) business days after the Effective Date; or (B) documentation evidencing that the Work has been transferred to the Storage Location (as defined in Section 5.1 below), and (ii) the remaining Four Million and Five Hundred Ten Thousand U.S. Dollars (USD $4,510,000) (the "***Final Installment***") shall be paid no later than ninety (90) calendar days from the Effective Date. The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work on or prior to the Closing Date. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as <u>Exhibit B</u>, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller. As between the parties, Buyer and/or Agent shall be solely responsible and liable for any and all taxes imposed by any tax authority of any jurisdiction in the world on the sale, transfer and delivery of the Work and with respect to any payroll-type taxes relating to any agents or employees of Buyer and/or Agent ("***Buyer Taxes***"). Buyer Taxes shall include, but not be limited to, any sales tax, use tax, value added tax, luxury tax, wealth-based tax, customs duty, tariff, excise tax, stamp tax, transfer tax or other comparable tax, and payroll or other similar taxes.

3. <u>REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER</u>.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations, warranties and covenants, Seller, as owner, represents and warrants to Agent and Buyer on the Effective Date and through the Closing shall not take any actions contrary to these representations, warranties and covenants that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. To the best of Seller's knowledge, the Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Seller has no knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work. Seller has provided Agent with all information in Seller's possession concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is as of the Effective Date, as stated in the condition report attached hereto and incorporated by reference as Exhibit A (the "***Condition Report***"). Prior to shipment from the Current Location the Work shall be inspected by fine art shippers as mutually agreed to by the parties, and an additional condition report prepared to confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of Closing, Buyer shall have the right to terminate the Purchase Agreement in its sole discretion.

3.1.7. To the best of Seller's knowledge, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. To the best of Seller's knowledge, the Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, hereby confirms that there is no additional ultimate beneficial owner of a 25% or greater interest in the Work (a "***Beneficial Owner***") and confirms that Seller (as the sole Beneficial Owner) is not as of the Effective Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. If a certificate of authenticity or other similar documentary or other evidence of ownership (collectively, a "***Certificate***") exists with respect to the Work, and if Seller has physical possession of such Certificate then Seller will furnish evidence of such Certificate to Agent prior to any payment.

3.1.10. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.1.11. Agent and Buyer acknowledge and agree that other than as specifically represented and warranted by the Seller as set forth in this Purchase Agreement, the Agent and Buyer are purchasing the Work in "as is" condition, without any representations or warranties by the Seller as to value or condition.

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all third party demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable, outside attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the material, uncured breach by Seller of any provision of this Purchase Agreement unless due to the breach of any representation, warranty or obligation of Agent and/or Buyer hereunder or the willful misconduct or gross negligence of Agent and/or Buyer (the "***Indemnification Claim***") .

3.3 To induce Seller to enter into this Purchase Agreement, and acknowledging that Seller is relying on each and all of the following representations, warranties and covenants, Buyer and Agent each represent and warrant on the Effective Date and agree with Seller that:

3.3.1. Buyer and Agent, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, have, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement and to complete the transaction contemplated by this Purchase Agreement.

3.3.2. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country, and that as of the Effective Date, neither Buyer nor Agent have been named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.3.3. Buyer and Agent on behalf of Buyer is purchasing the Work for Buyer's own account.

3.3.4. If, at any time prior to the Closing, Buyer and/or Agent shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Buyer and/or Agent shall promptly notify Seller in writing of such fact(s) or circumstance(s).

3.4 Agent and Buyer each do hereby agree to indemnify, defend and hold Seller free and harmless from any and all third party demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Seller as well as all reasonable, outside attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Seller arising by reason of, or in connection with, the material, uncured breach by Agent and/or Buyer of any provision of this Purchase Agreement. Agent and Buyer shall further indemnify Seller for, and hold Seller harmless from, any liability of Seller for Buyer Taxes, including any penalties, interest charges, late fees, surcharges and reasonable professional fees and other costs and expenses incurred by Seller in connection with Buyer Taxes.

3.5 The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date. It shall be a condition precedent to Seller's obligations that Buyer's and Agent's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer.

3.6 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the work at the Current Location (as defined in Section 5.1 below) on April 20th, 2023. Buyer shall be entitled to inspect the Work prior to the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A.

5. <u>CARE OF THE WORK</u>.

5.1. The Work is currently located at the Seller's premises, with an address of [***] (the "***Current Location***"). Within five (5) business days of the receipt of the First Installment, Seller shall pack the Work and finalize arrangements for delivery to [***] (the "***Storage Location***"). After arrival at the Storage Location, the Work will remain in an account at the Storage Location under the name, custody and control of Seller until shipment to the Delivery Location. Seller shall notify Agent in writing prior to any relocation of the Work, unless agreed upon under separate cover.

5.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. <u>INSURANCE & RISK OF LOSS</u>. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) payment by Buyer of the amount due on the Closing Date; and (ii) shipment of the Work from the Storage Location to the Delivery Location. From and after the date of payment of the First Installment, Seller will issue an insurance certificate which delineates the First Installment in the name of Agent as well as the work being fully insured at Seller's cost for the duration of the Purchase Agreement until the Closing Date. On or before the date of payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage. In the event of any loss or damage to the Work prior to the Closing Date that results in a termination of this Purchase Agreement, Seller shall refund any amount(s) paid by Buyer to Seller within ten (10) business days of written request.

7. <u>TITLE</u>. On the Closing Date, Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all known Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any Certificate or other evidence of title or authenticity in the actual possession of Seller (if applicable).

8. <u>DELIVERY AND EXPENSES</u>.

8.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "***Delivery Location***").

8.2. Seller shall pay all costs related to and be responsible for arranging the crating, packing and shipping the Work from the Current Location to the Storage Location, and shall be responsible for all costs and expenses relating to such relocation of the Work. Seller shall also be responsible for arranging the crating, packing and shipping the Work from the Storage Location to the Delivery Location and insuring the Work until risk of loss transfers to the Buyer upon shipment from the Storage Location.

9. <u>THIRD-PARTY COMMISSIONS</u>. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement, and Buyer shall be responsible to pay any fees or costs to any agent or advisor engaged by Buyer in connection with the transactions contemplated hereby, and Buyer and Agent each agree to indemnify Seller against any claims made by any representative of Buyer and/or Agent for fees or commissions. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby, and Seller agrees to indemnify Buyer and/or Agent against any claims made by any representative of Seller for fees or commissions. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

10. <u>TERMINATION</u>.

10.1 (a) Buyer shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material, uncured breach by Seller of any of the covenants or obligations of Seller under this Purchase Agreement; or (ii) the actual falsity or material uncured inaccuracy of any of Seller's representations or warranties contained in this Purchase Agreement including without limitation Section 3.1.5. (b) Seller shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material, uncured breach by Buyer of any of the covenants or obligations of Buyer under this Purchase Agreement; or (ii) the actual falsity or material uncured inaccuracy of any of Buyer's representations or warranties contained in this Purchase Agreement.

10.2 In the event of termination as set forth above in 10.1(a), then Seller shall within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will return the Work to Seller, at Seller's expense, unless prevented by a court of competent jurisdiction from doing so. In the event of termination as set forth above in 10.1(b), and if such breach occurs or is discovered after the Work has been delivered to Buyer, Buyer will return the Work to Seller, at Buyer's expense, including without limitation, the crating, packing, shipping and insuring the Work from the Delivery Location to Seller's designated location.

10.3 For the purposes of this Section 10, "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. <u>MISCELLANEOUS</u>. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. No party may assign this Purchase Agreement without the prior written consent of each other party. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. Each party shall keep the terms of this Purchase Agreement strictly confidential and shall not disclose any information in relation to this Agreement without the express written consent of each other party, other than with respect to such party's attorneys, accountants or advisors, or unless otherwise required by law or by a court of competent jurisdiction provided, however, that the other party must have been notified that disclosure is required by law or by a court of competent jurisdiction and also provided that such notification is given to the other party as early as possible in order to allow the other party to contest such disclosure request. Notwithstanding the foregoing, Agent and/or Buyer may disclose the terms of this Purchase Agreement in reports filed with the United States Securities Exchange Commission, but solely to the extent required to comply with applicable law. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY: MARIYA GOLOVINA
ITS: EXECUTIVE VICE PRESIDENT, ACQUISITIONS

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

<u>EXHIBIT B</u>

INVOICE

May 16th, 2023

Buyer:
Masterworks Gallery, LLC
as agent for Masterworks Cayman SPC,
acting on behalf of its Gallery Segregated Portfolio

Delivery Address:
Delaware Freeport
111 Alan Drive
Newark, DE 19711

Buyer Address:
225 Liberty Street, 29th Floor
New York, NY 10281

Artwork:


© YOSHITOMO NARA

Yoshitomo Nara
Wounded
2014
Acrylic and collage on Canvas
47.2 x 43.3 in. (119.9 x 110 cm)

First Installment:	**USD $1,500,000**
Final Installment:	**USD $4,510,000**
Total Due:	**USD $6,010,000***

Full payment due within **Ninety (90)** days.

**Seller and Buyer acknowledge that the sale is subject to the Art Purchase Agreement executed by parties dated May 16th, 2023.*

A designated representative on behalf of Masterworks Gallery, LLC will reach out to verbally confirm wire instructions prior to payment.

Please transfer funds in USD to the following account as designated by Seller:
Name on Account: [***]
Beneficiary Bank: City National Bank
ABA Routing Number: [***]
Account Number:[***]

[*Signature Page follows*]

SIGNED:

BY: [***]
ITS: Seller

BY: Mariya Golovina
ITS: Executive Vice President, Acquisitions

[Signature Page to Invoice]

[***]

[***]

May 17, 2023

Masterworks Gallery, LLC
as agent for Masterworks Cayman SPC,
acting on behalf of its Gallery Segregated Portfolio

Re: Wire Instructions for [***]

Dear Sir or Madam:

Below are the Wire Instructions for [***].

[***]
City National Bank
400 N. Roxbury Drive
Beverly Hills, CA 90210
Account# [***]
Routing# [***]
Swift Code: [***]

Please call or email me to discuss any questions you may have.

[***]

Enclosure
cc:

EXHIBIT C

BILL OF SALE

Dated: _______________, 2023

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")

Artist:	Yoshitomo Nara	(the "Work")
Title:	Wounded	
Medium:	Acrylic and Collage on canvas	
Size:	47 1/5 × 43 3/10 in. (120 x 110 cm)	
Date:	2014	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	USD $6,010,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer. By signing this Bill of Sale, Buyer hereby accepts the Work and assumes all risk of loss with respect to the Work. Buyer shall be solely responsible for obtaining and maintaining any insurance, and paying any insurance premium, for the Work. Seller shall have no further responsibility with respect to the Work, except as expressly set forth below.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA00268 by and between Seller and Masterworks Gallery, LLC dated May 16, 2023, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety. In the event of a conflict between the terms of the Purchase Agreement and this Bill of Sale, the terms of the Purchase Agreement shall prevail.

SELLER:

[***]

____

BY:
ITS: